American Land Lease, Inc.

Subsidiaries as of February 3, 2003

Acacia Meadows Arizona, L.L.C.	CAX DTR Securitization Corp.

AIC Home Sales Corp.	CAX La Casa Blanca East, L.L.C.

AIC Management Corporation	CAX La Casa Blanca Mini-Storage, L.L.C.

AIC Management Holdings, L.L.C.	CAX La Casa Blanca, L.L.C.

AIC Property Management Company, L.L.C.	CAX Lakeshore, L.L.C.

AIOP Brentwood West, L.L.C.	CAX New Era Homes, L.L.C.

AIOP Florida Properties I, L.L.C.	CAX Rancho Mirage, L.L.C.

AIOP Florida Properties II, L.L.C.	CAX Riverside II, L.L.C.

AIOP Gulfstream Harbor, L.L.C.	CAX Riverside III, L.L.C.

AIOP Gulfstream Outlot I, L.L.C.	CAX Riverside Maintenance, L.L.C.

AIOP Gulfstream Outlot II, L.L.C.	CAX Riverside, L.L.C.

AIOP Gulfstream Outlot III, L.L.C.	CAX Savanna, L.L.C.

AIOP Lost Dutchman Notes, L.L.C.	CAX White Sands, L.L.C.

AIOP Mullica, L.L.C.	Commercial Assets Finance, Inc.

AIOP Serendipity, L.L.C.	CR Golf Course Management, L.L.C

ALL Homes Corp.	Fiesta MHP Investors, L.L.C.

ALL Services, L.L.C.	Fiesta/Encanta MHP, L.L.C.

Asset Investors Acceptance, Inc.	Lakeshore Utilities, Inc.

CAX Saddlebrook, LLC	Lakeshore Utilities, L.L.C.

Asset Investors Finance Corporation	Park Royale MHP, L.L.C.

Asset Investors Funding Corporation	Riverside Golf Course and Marina, L.L.C.

Asset Investors Mortgage Funding Corporation	Riverside Golf Course Community, L.L.C.

Asset Investors Operating Partnership, L.P.	Riverside Utilities, L.L.C.

Asset Investors Secured Finance Corporation	Royal Palm Village, L.L.C.

Prime Forest Partners	Southern Palms MHP, L.L.C.

Casa Encanta Commercial, L.L.C.	Sun Valley Arizona, L.L.C.

CAX Cannery, L.L.C.	ALL TRS Holding Company, Inc.

CAX Cypress Greens II, L.L.C.	Marina Dunes at Monterey, L.L.C.

CAX Cypress Greens, L.L.C.	Woodlands Church Lake, L.L.C